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                                                                   Exhibit 21.01


Friedman, Billings, Ramsey Group, Inc. Direct and Indirect Wholly-owned Subsidiaries

Friedman, Billings, Ramsey Capital Markets, Inc. - Delaware
FBR Capital Management, Inc. - Delaware
Friedman, Billings, Ramsey & Co., Inc. - Delaware
Friedman, Billings, Ramsey International, Ltd. - England
FBR Investment Services, Inc. - Delaware
Friedman, Billings, Ramsey Investment Management, Inc. - Delaware
Orkney Holdings, Inc. - Delaware
FBR Fund Advisers, Inc. - Delaware
FBR Venture Capital Managers, Inc. - Delaware